Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

Effective July 25, 2013

1. The name of the corporation is Penn Virginia Corporation.

2. The purposes for which the corporation are organized are to do any one or more of the following:

(a) buy, sell, own, lease, process, refine and otherwise deal in and with coal, oil, gas, timber and minerals and in the lands, leases and other property related to any of them;

(b) buy, sell, make, process and otherwise deal in and with property of any kind and description, for its own account or for the account of others; and render services of every kind and description; and

(c) engage in any other business or activity not prohibited by law or required to be stated in Articles of Incorporation.

3. The number of directors, not less than three, shall be fixed by the bylaws, and in the absence of a bylaw fixing the number, the number shall be 11.

4. Shareholders shall not have pre-emptive or other rights to subscribe for, purchase or receive any proportionate share of the unissued stock of the corporation.

5. The corporation shall have perpetual existence.

6. The aggregate number of shares which the corporation has authority to issue is 128,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock of the par value of $100 per share (hereinafter called “Preferred Stock”) and 128,000,000 shares of Common Stock of the par value of $0.01 per share (hereinafter called “Common Stock”).

The following is a description of each class of shares, and a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon them (except those which the board of directors is authorized to fix as hereinafter provided):

PREFERRED STOCK

(a) Issue in Series. The shares of Preferred Stock from time to time may be divided into and issued in one or more series, each to have the terms stated herein and in the resolution of the board of directors providing for its issue. All shares of any one series of Preferred Stock shall be identical, and all series of Preferred Stock shall rank equally and be identical except as permitted hereunder.

(b) Creation of Series. The board of directors of the corporation shall have the authority by resolution to divide the Preferred Stock into one or more series, and to fix and determine with respect to each series (i) the rate of dividend, the time of payment and the dates from which dividends shall be cumulative, and the extent of participation rights, if any, (ii) any right to vote with holders of shares of any

1

other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, (iii) the price at and the terms and conditions on which shares may be redeemed, (iv) the amounts payable upon shares in the event of voluntary or involuntary liquidation, (v) sinking fund provisions for the redemption or purchase of shares, and (vi) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

COMMON STOCK

(c) Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the corporation is in default with respect to any dividend payable on or any sinking or purchase fund requirement relating to shares of Preferred Stock.

(d) Distribution of Assets. In the event of the voluntary or involuntary liquidation of the corporation, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the corporation available for distribution to its shareholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

(e) Establishment of Series. There is hereby established a series of the corporation’s authorized Preferred Stock, par value $100.00 per share, to be designated as “6.00% Convertible Perpetual Preferred Stock, Series A” (the “Series A Convertible Preferred Stock”). The designation and number, and relative rights, preferences and limitations of the Series A Convertible Preferred Stock, insofar as not already fixed by any other provisions of these Articles of Incorporation, shall be as follows:

1. NUMBER OF SHARES. The maximum number of shares of Series A Convertible Preferred Stock shall be Eleven Thousand Five Hundred (11,500).

2. DEFINITIONS. As used in this resolution, the following words and phrases shall have the respective meanings set forth in this Section 2:

“Additional Shares” shall have the meaning set forth in Section 9(a).

“Board of Directors” means the corporation’s board of directors.

“Business Day” means each day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Closing Sale Price” of the corporation’s Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if the corporation’s Common Stock is not listed on the NYSE, the principal United States national or regional securities exchange on which the corporation’s Common Stock is listed or, if the corporation’s Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the corporation’s Common Stock is then traded. If the corporation’s Common Stock is not so listed, the Closing Sale Price will be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

“Conversion Date” shall have the meaning set forth in Section 7(b).

“Conversion Price” shall mean the amount determined by dividing the Liquidation Preference by the Conversion Rate at such time.

“Conversion Rate” means 1,666.67 shares of the corporation’s Common Stock per share of Series A Convertible Preferred Stock, subject to adjustment as set forth in Section 7(d).

“Current Market Price” means the average of the Daily Closing Price per share of the corporation’s Common Stock on each of the ten consecutive Trading Days preceding the earlier of the second day preceding the date in question and the day before the Ex-Date with respect to the issuance or distribution requiring such computation; provided, however, that solely for purposes of determining any adjustment to the Conversion Rate in the event of a Spin-Off (as contemplated by Section 7(d)(iv)), the “Current Market Price” means the average of the Daily Closing Price per share of the corporation’s Common Stock on each of the first ten consecutive Trading Days commencing on and including the fifth Trading Day following the Ex-Date for such distribution.

“Daily Closing Price” of the corporation’s Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the corporation’s Common Stock is traded or, if the corporation’s Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the corporation’s Common Stock is then traded. In the absence of such a quotation, the Daily Closing Price shall be an amount determined in good faith by the Board of Directors, or a committee thereof, to be the fair value of the corporation’s Common Stock.

“Daily VWAP” means, with respect to the corporation’s Common Stock on any Trading Day, the per share volume-weighted average price of the corporation’s Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page PVA <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day. Daily VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Dividend Agent” shall have the meaning set forth in Section 5(d).

“Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2013.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on and include the Issue Date and end on and include January 14, 2013.

“Dividend Rate” means the rate per annum of 6.00% per share on the Liquidation Preference.

“Ex-Date” means, when used with respect to any issuance or distribution, the first date on which shares of the corporation’s Common Stock trade without the right to receive such issuance or distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning set forth in Section 8(a).

“Fundamental Change” means the occurrence of any of the following:

(i) the corporation consolidates with, or amalgamates or merges with or into, another person, or any person consolidates with, or amalgamates or merges with or into, the corporation, other than (a) pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the voting shares of the corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction or (b) any merger solely for the purpose of changing the corporation’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity;

(ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the corporation’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

(iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the corporation;

(iv) the acquisition, directly or indirectly, by any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the corporation’s voting shares;

(v) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board of Directors (together with any new directors whose appointment by such Board of Directors or whose nomination for election by the corporation’s shareholders was approved by a vote of 66-2/3% of the corporation’s directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(vi) the corporation’s Common Stock ceases to be listed on a national or regional securities exchange;

provided, however, that a Fundamental Change shall not be deemed to have occurred in the case of a merger or consolidation, or a Board of Directors change related thereto, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of Common Stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction).

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 8(a).

“Fundamental Change Effective Date” means, with respect to the occurrence of any Fundamental Change, the effective date of such Fundamental Change.

“Fundamental Change Notice” shall have the meaning set forth in Section 8(c).

“Fundamental Change Stock Price” means, with respect to a Fundamental Change, (i) if holders of the corporation’s Common Stock receive only cash in the Fundamental Change transaction, the cash amount paid per share of the corporation’s Common Stock or (ii) if not, the average of the Closing Sales Prices of the corporation’s Common Stock on each of the ten consecutive Trading Days prior to but not including the Fundamental Change Effective Date.

“Issue Date” means October 17, 2012.

“Junior Stock” means all classes of the corporation’s Common Stock and any other class of capital stock or series of preferred stock of the corporation established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon the corporation’s liquidation, winding-up or dissolution.

“Liquidation Preference” means, with respect to each share of Series A Convertible Preferred Stock, $10,000.00 per share.

“Make-Whole Premium” shall have the meaning set forth in Section 9(a).

“Mandatory Conversion” shall have the meaning set forth in Section 10(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 10(b).

“Market Disruption Event” means (i) a failure by the NYSE or, if the corporation’s Common Stock is not listed on the NYSE, the principal United States national or regional securities exchange on which the corporation’s Common Stock is listed, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the corporation’s Common Stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the corporation’s Common Stock or in any options, contracts or future contracts relating to the corporation’s Common Stock.

“NYSE” means the New York Stock Exchange.

“Parity Stock” means any class of capital stock or series of preferred stock of the corporation established after the Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon the corporation’s liquidation, winding-up or dissolution.

“Publicly Traded Common Stock” means shares of Common Stock that are listed on a national securities exchange, or will be so listed when issued or exchanged with the relevant Fundamental Change.

“Record Date” means (i) with respect to the dividends payable on January 15, April 15, July 15 and October 15 of each year, the immediately preceding January 1, April 1, July 1 and October 1, respectively, and (ii) with respect to matters other than the payment of dividends, such record date established by the Board of Directors as permitted by Section 13.1-660 of the Virginia Stock corporation Act (or any successor provision thereto).

“Reorganization Event” shall have the meaning set forth in Section 7(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class of capital stock or series of preferred stock of the corporation established after the Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Convertible Preferred Stock as to dividend rights or rights upon the corporation’s liquidation, winding-up or dissolution.

“Spin-Off” shall have the meaning set forth in Section 7(d)(iv).

“Trading Day” means a day during which (i) trading in securities generally occurs on the NYSE or, if the corporation’s Common Stock is not listed on the NYSE, or the principal United States national or regional securities exchange on which the corporation’s Common Stock is then listed or, if the corporation’s Common Stock is not so listed, admitted for trading or quoted, any Business Day and (ii) there is no Market Disruption Event; provided, however, that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means the American Stock Transfer and Trust Company, LLC, until a successor replaces it and, thereafter, means the successor.

“Voting Group” shall have the meaning set forth in Section 13(b).

3. RANK. The Series A Convertible Preferred Stock shall, with respect to dividend rights or rights upon the corporation’s liquidation, winding-up or dissolution, rank: (i) senior to any Junior Stock; (ii) on a parity, in all respects, with any Parity Stock; and (iii) junior to any Senior Stock.

4. DIVIDENDS.

(a) Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the corporation legally available for payment, cumulative dividends at the Dividend Rate, payable in cash, by delivery of shares of the corporation’s Common Stock or through any combination of cash and shares of the corporation’s Common Stock, as provided pursuant to Section 5. Dividends on the Series A Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period(s) there have been funds legally available for the payment of such dividends. Dividends shall be payable to holders of record as they appear on the corporation’s stock register on the immediately preceding Record Date. Accumulations of dividends on shares of Series A Convertible Preferred Stock do not bear interest.

(b) Dividends payable on the Series A Convertible Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(c) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Convertible Preferred Stock with respect to any Dividend

Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum or number of shares of the corporation’s Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Convertible Preferred Stock.

(d) Unless all accrued, accumulated and unpaid dividends on the Series A Convertible Preferred Stock for all past Dividend Periods shall have been paid in full, the corporation shall not:

(i) declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(ii) redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (i) upon conversion or exchange for other Junior Stock or (ii) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

(iii) declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

(iv) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

(e) When dividends are not paid in full upon the shares of Series A Convertible Preferred Stock, as described above, all dividends declared on the Series A Convertible Preferred Stock and any other Parity Stock shall be paid either (i) pro rata so that the amount of dividends so declared on the shares of Series A Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (ii) on another basis that is at least as favorable to the holders of the Series A Convertible Preferred Stock entitled to receive such dividends.

5. METHOD OF PAYMENT OF DIVIDENDS.

(a) The corporation shall pay any dividend on the Series A Convertible Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period, and including in connection with the payment of accrued, accumulated and unpaid dividends upon conversion of the Series A Convertible Preferred Stock as described in these Articles of Incorporation), either: (i) in cash; (ii) by delivery of shares of the corporation’s Common Stock; or (iii) through any combination of cash and shares of the corporation’s Common Stock.

(b) If the corporation makes any payment of dividends on the Series A Convertible Preferred Stock in shares of the corporation’s Common Stock, such shares of the corporation’s Common Stock shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the Daily VWAP of the corporation’s Common Stock on each of the ten consecutive Trading Days ending on the second Trading Day immediately preceding the payment date for such dividend, or in the case of a Fundamental Change, the same day as such payment is valued with respect to holders of the corporation’s Common Stock or, if not applicable, the second Trading Day immediately preceding the effective date of such Fundamental Change.

(c) The corporation shall give the holders of the Series A Convertible Preferred Stock notice of the payment method in respect of any dividend at least ten days prior to the payment date for such dividend.

(d) If the corporation elects to pay all or a portion of a dividend on the Series A Convertible Preferred Stock in the form of shares of the corporation’s Common Stock, the corporation shall deliver such shares to the Transfer Agent or another agent (in such capacity, the “Dividend Agent”) on behalf of the holders of the Series A Convertible Preferred Stock and shall instruct, at the corporation’s sole option, the Dividend Agent to either:

(i) sell such shares for cash on behalf of the holders of the Series A Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

(ii) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

(e) If the corporation pays all or a portion of a dividend in the form of shares of the corporation’s Common Stock, any such shares of the corporation’s Common Stock delivered to the Dividend Agent shall be owned beneficially by the holders of the Series A Convertible Preferred Stock upon delivery to the Dividend Agent, and the Dividend Agent shall hold such shares and any net cash proceeds from the sale of such shares for the exclusive benefit of the holders.

(f) If the corporation elects to deliver shares to the Dividend Agent on behalf of the holders of the Series A Convertible Preferred Stock for sale for cash on behalf of such holders, the Dividend Agent shall serve as the designated agent of the holders of the Series A Convertible Preferred Stock in making such sales. By purchasing and/or acquiring the Series A Convertible Preferred Stock, each holder of Series A Convertible Preferred Stock shall be deemed to appoint the Dividend Agent as such holder’s agent for the sale of any shares of the corporation’s Common Stock that are delivered to the Dividend Agent, on such holder’s behalf, upon payment of dividends on the Series A Convertible Preferred Stock.

(g) The net proceeds of any sales of shares of the corporation’s Common Stock delivered to the Dividend Agent as dividend payments shall be distributed to holders of Series A Convertible Preferred Stock on a pro rata basis based on the aggregate Liquidation Preference of the outstanding shares of Series A Convertible Preferred Stock less any deductions for withholding taxes as determined on a holder-by-holder basis.

(h) In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Series A Convertible Preferred Stock, by purchasing and/or acquiring the Series A Convertible Preferred Stock, each holder of the Series A Convertible Preferred Stock shall be deemed to authorize the corporation and the Dividend Agent to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the sale by the Dividend Agent of an appropriate number of shares of Common Stock that are owned beneficially by such holder of the Series A Convertible Preferred Stock subject to withholding tax and the payment to the corporation of the net cash proceeds resulting from the sale for the satisfaction of those withholding obligations.

(i) If a holder of record on the applicable Record Date of Series A Convertible Preferred Stock gives notice to the Dividend Agent at least ten days prior to the applicable Dividend Payment Date not to sell shares of the corporation’s Common Stock to be delivered as dividend payment to the Dividend Agent and held on behalf of such holder, the Dividend Agent shall deliver to or for the account of such holder, promptly after receipt thereof by the Dividend Agent, the shares of the corporation’s Common Stock delivered as payment of such dividend except any shares required to be deducted on account of withholding taxes.

(j) In lieu of issuing fractional shares of the corporation’s Common Stock, the corporation will pay a cash adjustment to each holder of Series A Convertible Preferred Stock entitled to a fraction of a share of the corporation’s Common Stock; provided, however, that the corporation may round such fractional share up to the next highest whole number of shares in lieu of making such cash adjustment.

6. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the corporation, each holder of Series A Convertible Preferred Stock shall be entitled to receive and to be paid out of the corporation’s assets available for distribution to the corporation’s shareholders, before any payment or distribution is made to holders of Junior Stock, the Liquidation Preference per share of the Series A Convertible Preferred Stock held by such holder, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon the corporation’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Series A Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Series A Convertible Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of the corporation’s assets available for distribution to the corporation’s shareholders in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock shall have no right or claim to any of the corporation’s remaining assets. For purposes of this Section 6, neither the sale of all or substantially all of the corporation’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the corporation), nor the merger or consolidation of the corporation into or with any other person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the corporation.

7. CONVERSION AT THE OPTION OF THE HOLDER; ANTI-DILUTION ADJUSTMENTS.

(a) Other than during a Fundamental Change Conversion Period, each holder of the Series A Convertible Preferred Stock shall have the right, at any time, at such holder’s option, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of the corporation’s Common Stock at the then applicable Conversion Rate.

(b) In addition to the number of shares of the corporation’s Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on the effective date of any conversion (herein referred to as the “Conversion Date”), each converting holder shall have the right to receive, in accordance with the provisions of Sections 4 and 5, an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to the Conversion Date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that the corporation is then legally permitted to pay such dividends. Except as described above and in Section 8, upon any optional conversion of the Series A Convertible Preferred Stock, the corporation shall make no payment or allowance for unpaid dividends on the Series A Convertible Preferred Stock.

(c) As of the close of business on the Conversion Date with respect to a conversion, a converting holder of Series A Convertible Preferred Stock shall be deemed to be the holder of record of the shares of the corporation’s Common Stock issuable upon conversion of such holder’s Series A Convertible Preferred Stock notwithstanding that the share register of the corporation shall then be closed or that certificates representing such shares of the corporation’s Common Stock shall not then be actually delivered to such holder; provided, however, that prior to the close of business on the applicable Conversion Date, the shares of the corporation’s Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and such holder shall have no rights with respect to such shares of the corporation’s Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such Common Stock, by virtue of holding the Series A Convertible Preferred Stock.

(d) The Conversion Rate shall be adjusted if:

(i) the corporation pays a dividend (or other distribution) in shares of the corporation’s Common Stock to all holders of shares of the corporation’s Common Stock, in which case the Conversion Rate in effect immediately following the Record Date for such dividend (or distribution) shall be multiplied by the following fraction:

OS1
OS0

where

OS0 =	the number of shares of the corporation’s Common Stock outstanding immediately prior to the Record Date for such dividend (or distribution); and

OS1 =	the sum of (A) the number of shares of the corporation’s Common Stock outstanding immediately prior to the Record Date for such dividend (or distribution) and (B) the total number of shares of the corporation’s Common Stock constituting such dividend (or distribution).

(ii) the corporation issues to all holders of the corporation’s Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of the corporation’s Common Stock at less than the Current Market Price of the corporation’s Common Stock on the date fixed for determination of shareholders entitled to receive such rights or warrants, in which case the Conversion Rate in effect immediately following the close of business on the Ex-Date for such issuance shall be multiplied by the following fraction:

OS0 + X
OS0 + Y

where

OS0 =	the number of shares of the corporation’s Common Stock outstanding at the close of business on the Record Date for such issuance;

X =	the total number of shares of the corporation’s Common Stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of the corporation’s Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price determined as of the Ex-Date for such issuance.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of the corporation’s Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would have then been in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of the corporation’s Common Stock actually delivered. If such rights or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of the corporation’s Common Stock, the Transfer Agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii) the corporation subdivides, splits or combines the shares of the corporation’s Common Stock into a greater or lesser number of shares of Common Stock, in which case the Conversion Rate in effect immediately following the effective date of such share subdivision, split or combination shall be multiplied by the following fraction:

OS1
OS0

where

OS0 =	the number of shares of the corporation’s Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination; and

OS1 =	the number of shares of the corporation’s Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(iv) the corporation distributes to all holders of the corporation’s Common Stock evidences of the corporation’s indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by Sections 7(d)(i) and 7(d)(iii), any rights or warrants referred to in Section 7(d)(ii), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off), in which case the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution shall be multiplied by the following fraction:

SP0
SP0 – FMV

where

SP0 =	the Current Market Price per share of the corporation’s Common Stock on the date fixed for determination; and

FMV =	the fair market value, as determined by the Board of Directors, of the portion of the evidences of indebtedness, shares, securities, cash and other assets so distributed applicable to one share of the corporation’s Common Stock.

In the event that the corporation makes a distribution to all holders of the corporation’s Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the corporation (herein referred to as a “Spin-Off”), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction:

MP0 + MPS
MP0

where

MP0 =	the Current Market Price per share of the corporation’s Common Stock as of the fifteenth Trading Day after the Ex-Date for such distribution; and

MPS =	the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of the corporation’s Common Stock as of the fifteenth Trading Day after the Ex-Date for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the daily closing price of such securities on each of the five consecutive Trading Days ending on such fifteenth Trading Day).

(v) the corporation makes a distribution consisting exclusively of cash to all holders of the corporation’s Common Stock, excluding (a) any cash that is distributed in a Reorganization Event or as part of a distribution referred to in Section 7(d)(iv), (b) any dividend or distribution in connection with the corporation’s liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by the corporation or any of the corporation’s subsidiaries, in such event, the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the holders of the corporation’s Common Stock entitled to receive such distribution shall be multiplied by the following fraction:

SP0
SP0 – C

where

SP0 =	the Current Market Price per share of the corporation’s Common Stock on the date fixed for such determination; and

C =	the amount per share of the corporation’s Common Stock of the dividend or distribution.

In the event that a dividend or distribution described in this Section 7(d)(v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi) the corporation or any of the corporation’s subsidiaries successfully completes a tender or exchange offer for the corporation’s Common Stock that involves the payment of consideration with a value per share of the corporation’s Common Stock exceeding the Current Market Price per share of the corporation’s Common Stock on the last Trading Day immediately succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which case the Conversion Rate in effect immediately prior to the opening of business on the eighth Trading Day after the date of expiration of the tender or exchange offer shall be divided by the following fraction:

(SP0 × OS1) – AC
(OS0 – OS2) × SP0

where

SP0 =	the Current Market Price per share of the corporation’s Common Stock on the seventh Trading Day after the date of expiration of the tender or exchange offer;

OS0 =	the number of shares of the corporation’s Common Stock outstanding prior to giving effect to such tender or exchange offer (including any shares validly tendered and not withdrawn);

OS1 =	the number of shares of the corporation’s Common Stock outstanding (including any shares validly tendered and not withdrawn) on the seventh day after the date of expiration of the tender or exchange offer;

OS2 =	the number of shares of the corporation’s Common Stock validly tendered and not withdrawn on the date of expiration of the tender or exchange offer; and

AC =	the amount of cash plus the fair market value of the aggregate consideration payable for all the shares of the corporation’s Common Stock purchased in the tender or exchange offer, as determined by the Board of Directors.

In the event that the corporation, or one of its subsidiaries, is obligated to purchase shares of the corporation’s Common Stock pursuant to any such tender offer or exchange offer, but the corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding Section, if the application of this Section 7(d)(vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 7(d)(vi).

(vii) To the extent that the corporation has a rights plan in effect with respect to the corporation’s Common Stock on any Conversion Date, upon conversion of any shares of the Series A Convertible Preferred Stock, each holder thereof shall receive, in addition to shares of the corporation’s Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the corporation’s Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the corporation made a distribution to all holders of the corporation’s Common Stock as described in Section 7(d)(ii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii) Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that (a) on the Conversion Date for any Series A Convertible Preferred Stock and (b) prior to determining the amount of any dividend payable by the corporation, adjustments to the Conversion Rate shall be made with respect to any such adjustment carried forward that has not been taken into account before such date. Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share.

(ix) The Conversion Rate shall not be adjusted:

(a) upon the issuance of any the corporation’s Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the corporation’s securities and the investment of additional optional amounts in Common Stock under any plan;

(b) upon the issuance of any of the corporation’s Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the corporation or any of its subsidiaries;

(c) upon the issuance of any of the corporation’s Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(d) for a change in the par value or no par value of the corporation’s Common Stock; or

(e) for accrued, accumulated and unpaid dividends.

(e) No adjustment to the Conversion Rate need be made if holders of the Series A Convertible Preferred Stock may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders of the Series A Convertible Preferred Stock would receive upon conversion of the Series A Convertible Preferred Stock (if such assets or securities are convertible, exchangeable, or exercisable) are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series A Convertible Preferred Stock.

(f) If the corporation shall take a record of the holders of the corporation’s Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to shareholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(g) Upon any increase or decrease in the Conversion Rate, then, and in each such case, the corporation promptly shall deliver, or cause to be delivered, to each holder of Series A Convertible Preferred Stock notice of the increase or decrease and setting forth in reasonable detail the method by which such adjustment was determined and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

(h) In the event of (i) any consolidation or merger of the corporation with or into another person (other than a merger or consolidation in which the corporation is the continuing corporation and in which the shares of the corporation’s Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the corporation or another person), (ii) any sale, transfer, lease or conveyance to another person of all or substantially all of the corporation’s property and assets, (iii) any reclassification of the corporation’s Common Stock into securities including securities other than the corporation’s Common Stock, or (iv) any statutory exchange of the corporation’s securities with another person (other than in connection with a merger or acquisition) (each of clauses (i) through (iv) herein referred to as a “Reorganization Event”), then, immediately prior to such Reorganization Event, the right to convert each share of Series A Convertible Preferred Stock shall, without the consent of the holders of the Series A Convertible Preferred Stock, be changed into a right to convert it into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series A Convertible Preferred Stock into shares of the corporation’s Common Stock immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of consideration that a holder of Series A Convertible Preferred Stock would have been entitled to receive as a holder of the corporation’s Common Stock in the case of any Reorganization Event or other transaction that causes the corporation’s Common Stock to be converted into the right to receive more than a single type of consideration that is determined based in part upon any form of shareholder election shall be deemed to be the amount and type of consideration received by the holders of the corporation’s Common Stock who do not affirmatively make such an election. The corporation may make such increases in the Conversion Rate as it deems advisable in order to avoid or diminish any income tax to holders of the corporation’s Common Stock resulting from any dividend or distribution of its shares (or issuance of rights or warrants to acquire its shares) or from any event treated as such for income tax purposes or for any other reason.

(i) The corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Convertible Preferred Stock such number of authorized but unissued shares of the corporation’s Common Stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Convertible Preferred Stock and shall take all action required to increase the authorized number of shares of the corporation’s Common Stock if at any time there shall be insufficient unissued shares of the corporation’s Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Convertible Preferred Stock or the payment or partial payment of dividends declared on Series A Convertible Preferred Stock that are payable in shares of the corporation’s Common Stock.

(j) The issuance or delivery of certificates for shares of the corporation’s Common Stock upon the conversion of shares of Series A Convertible Preferred Stock or the payment or partial payment of a dividend on Series A Convertible Preferred Stock in shares of the corporation’s Common Stock shall be made without charge to the converting holder or recipient of shares of Series A Convertible Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Convertible Preferred Stock converted; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Convertible Preferred Stock and the corporation shall not be required to issue or deliver such certificate unless or until the person(s) requesting the issuance or delivery thereof shall have paid to the corporation the amount of such tax or shall have established to the reasonable satisfaction of the corporation that such tax has been paid.

8. CONVERSION UPON A FUNDAMENTAL CHANGE.

(a) If a Fundamental Change occurs, each holder of Series A Convertible Preferred Stock that converts its shares of Series A Convertible Preferred Stock at any time during the period (the “Fundamental Change Conversion Period”) beginning on the Fundamental Change Effective Date and ending on the date that is 15 days after the Fundamental Change Effective Date (the “Expiration Date”) shall receive, for each share of Series A Convertible Preferred Stock converted, the greater of:

(i) (A) a number of shares of the corporation’s Common Stock equal to the then-applicable Conversion Rate, plus (B) the Make-Whole Premium, if any, described in Section 9; and

(ii) a number of shares of the corporation’s Common Stock calculated by dividing the Liquidation Preference by the greater of (A) the average of the Daily VWAP of the corporation’s Common Stock on each of the ten consecutive Trading Days ending on the Trading Day immediately preceding the Fundamental Change Effective Date and (B) $1.67.

(b) In addition to the number of shares of the corporation’s Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on any Conversion Date during the Fundamental Change Conversion Period, each converting holder shall have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to that date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that the corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends shall be paid in cash, shares of the corporation’s Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable) or a combination thereof in accordance with the provisions set forth in Section 4, including the provisions setting forth the method for valuing the corporation’s Common Stock (which shall also apply to any Publicly Traded Common Stock of the acquiror), set forth in Section 5(b).

(c) The corporation must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record holders of the Series A Convertible Preferred Stock by the later of 20 days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board of Directors) and the first public disclosure by the corporation of the anticipated Fundamental Change, if practicable, and otherwise by the earliest practicable date, of the anticipated Fundamental Change Effective Date. The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Series A Convertible Preferred Stock, at such holder’s address as the same appears on the books of the corporation. Each such Fundamental Change Notice shall state (i) the anticipated Fundamental Change Effective Date; (ii) the Expiration Date based on the anticipated Fundamental Change Effective Date; (iii) the name and address of the Transfer Agent; (iv) if the corporation elects to deliver some or all of the amount of accumulated and unpaid dividends in shares of the corporation’s Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable), whether accumulated and unpaid dividends will be paid in cash, shares of Common Stock or a combination thereof; and (v) the procedures that holders must follow to convert their shares of Series A Convertible Preferred Stock pursuant to this Section 8.

(d) On or before the Expiration Date, each holder of shares of Series A Convertible Preferred Stock wishing to exercise its conversion right pursuant to this Section 8 shall surrender the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be converted in the manner and at the place designated in the Fundamental Change Notice, and on such date the shares of the corporation’s Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable) and the payment for unpaid dividends due to such holder shall be delivered to the person whose name appears on such certificate or certificates as the owner thereof and the shares of Series A Convertible Preferred Stock represented by each surrendered certificate shall be returned to authorized but unissued shares of Series A Convertible Preferred Stock.

9. MAKE-WHOLE PREMIUM FOR CONVERSION UPON A FUNDAMENTAL CHANGE.

(a) Holders who elect to convert shares of Series A Convertible Preferred Stock during the Fundamental Change Conversion Period shall receive, in addition to the number of shares of the corporation’s Common Stock issuable upon conversion calculated pursuant to Section 8, an additional number of shares of the corporation’s Common Stock for each share of Series A Convertible Preferred Stock so converted (the “Additional Shares” or the “Make-Whole Premium”), if any, as set forth below in this Section 9.

(b) The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Fundamental Change Stock Price.

Fundamental Change Stock Price

Fundamental Change Effective Date	$5.00	$5.25	$5.50	$6.00	$6.75	$7.80	$9.00	$12.00	$15.00	$18.50	$22.50	$30.00
October 17, 2012	333.32	333.05	332.77	293.27	248.55	203.31	166.42	109.14	75.74	50.95	32.70	13.52
October 15, 2013	333.32	322.81	299.85	261.74	218.82	176.89	144.02	94.69	66.37	45.25	29.49	12.48
October 15, 2014	333.32	289.09	265.09	225.95	183.48	144.44	115.90	76.00	53.84	37.31	24.81	10.91
October 15, 2015	333.32	259.08	232.43	189.32	144.09	105.89	81.46	52.42	37.47	26.35	17.89	8.20
October 15, 2016	333.32	241.02	209.98	158.25	103.09	60.03	38.96	23.58	17.03	12.13	8.40	4.08
October 15, 2017 and thereafter	333.32	240.05	207.34	150.02	79.56	0.00	0.00	0.00	0.00	0.00	0.00	0.00

(c) The Fundamental Change Stock Prices set forth in the first row of the foregoing table shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Fundamental Change Stock Prices shall equal the Fundamental Change Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the Conversion Rates in the table shall be subject to adjustment in the same manner as the Conversion Rate as set forth in Section 7(d).

(d) The exact Fundamental Change Stock Price and Fundamental Change Effective Dates may not be set forth on the table, in which case:

(i) if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Fundamental Change Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(ii) if the Fundamental Change Stock Price is in excess of $30.00 per share (subject to adjustment as described above), then no Make-Whole Premium amount shall be paid; and

(iii) if the Fundamental Change Stock Price is less than $5.00 per share (subject to adjustment as described above), then no Make-Whole Premium amount shall be paid.

(e) The corporation shall only be required to deliver the Make-Whole Premium with respect to shares of Series A Convertible Preferred Stock surrendered for conversion during any Fundamental Change Conversion Period.

10. MANDATORY CONVERSION.

(a) At any time on or after October 15, 2017, if the Daily VWAP of the corporation’s Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to the corporation’s issuance of a press release (as provided in Section 10(b)) announcing the Mandatory Conversion (as defined below), the corporation may at its option, cause all or a portion of the Series A Convertible Preferred Stock to be automatically converted (a “Mandatory Conversion”) into a number of shares of the corporation’s Common Stock for each share of the Series A Convertible Preferred Stock equal to the then-applicable Conversion Rate. In connection with any such Mandatory Conversion, the corporation shall also pay converting holders any accumulated and unpaid dividends on their shares of the Series A Convertible Preferred Stock (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date). The amount payable in respect of such accumulated and unpaid dividends shall be paid in cash, shares of Common Stock or a combination thereof in accordance with the provisions set forth in Sections 4 and 5, including the provisions setting forth the method for valuing the corporation’s Common Stock set forth in Section 5(b).

(b) To exercise the Mandatory Conversion right described in Section 10(a), the corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the corporation) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 10(a) are met, announcing such a Mandatory Conversion. The corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Series A Convertible Preferred Stock (not more than four Business Days after the date of the press release) of the Mandatory Conversion announcing the corporation’s intention to convert the Series A Convertible Preferred Stock. The Conversion Date shall be a date selected by the corporation (the date so selected, the “Mandatory Conversion Date”) and shall be no more than ten Trading Days after the date on which the corporation issues such press release.

(c) In addition to any information required by applicable law or regulation, the press release and notice of a Mandatory Conversion described in Section 10(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of the corporation’s Common Stock to be issued upon conversion of each share of Series A Convertible Preferred Stock; (iii) the number of shares of Series A Convertible Preferred Stock to be converted; (iv) whether the corporation shall pay accumulated dividends in cash, shares of the corporation’s Common Stock or a combination thereof; and (v) that dividends on the shares of Series A Convertible Preferred Stock to be converted shall cease to accrue on the Mandatory Conversion Date.

(d) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series A Convertible Preferred Stock called for a Mandatory Conversion and all rights of holders of such Series A Convertible Preferred Stock shall terminate, except for the right to receive shares of the corporation’s Common Stock issuable upon conversion thereof, any accumulated and unpaid dividends (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date) and cash in lieu of fractional shares. The dividend payment with respect to Series A Convertible Preferred Stock called for a Mandatory Conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Series A Convertible Preferred Stock has been converted after such Record Date and prior to such Dividend Payment Date.

(e) In addition to the Mandatory Conversion provision described in this Section 10, if there are fewer than 2,000 shares of Series A Convertible Preferred Stock outstanding, the corporation may, at any time on or after October 15, 2014, at the corporation’s option, cause all such outstanding shares of Series A Convertible Preferred Stock to be automatically converted into a number of shares of the corporation’s Common Stock for each share of Series A Convertible Preferred Stock equal to the greater of (i) the then applicable Conversion Rate and (ii) the Liquidation Preference divided by the market value of the Common Stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of Section 10 shall apply to any such Mandatory Conversion; provided, however, that (1) the Mandatory Conversion Date shall not be less than 15 days nor more than 30 days after the date on which the corporation issues a press release announcing such Mandatory Conversion and (2) the press release and notice of Mandatory Conversion will state the number of the corporation’s shares of Common Stock to be issued upon conversion of each share of Series A Convertible Preferred Stock.

11. REDEMPTION.

(a) The Series A Convertible Preferred Stock shall not be redeemable at the corporation’s option.

(b) The Series A Convertible Preferred Stock shall not be redeemable at the option of any holder of Series A Convertible Preferred Stock.

12. FRACTIONAL SHARES. No fractional shares of the corporation’s Common Stock shall be issued to holders of the Series A Convertible Preferred Stock upon conversion. In lieu of any fractional shares of the corporation’s Common Stock otherwise issuable in respect of the aggregate number of shares of the Series A Convertible Preferred Stock of any holder that are converted, that holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

(a) in the case of a conversion of Series A Convertible Preferred Stock as a result of a Fundamental Change or a Mandatory Conversion, the average of the Daily Closing Price per share of Common Stock on each of the ten consecutive Trading Days preceding the Trading Day immediately preceding the date of conversion; or

(b) in the case of each conversion at the option of a holder, the Daily Closing Price per common share determined as of the second Trading Day immediately preceding the Conversion Date.

Notwithstanding the foregoing, the corporation may elect to round up the number of shares of the corporation’s Common Stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of Series A Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered.

13. VOTING RIGHTS.

(a) The holders of the Series A Convertible Preferred Stock, except as otherwise required under Virginia law or as set forth in Section 13(b), shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the corporation.

(b) If and whenever at any time dividends on the Series A Convertible Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive), then the holders of shares of Series A Convertible Preferred Stock, voting as a single class with any series of Parity Stock having similar voting rights that are then exercisable, shall be entitled at the corporation’s next regular or special meeting of shareholders to elect two additional directors to the Board of Directors. Immediately upon the occurrence of such dividend arrearage, the number of directors that comprise the Board of Directors shall be increased automatically by two additional directors. Such voting rights and the terms of the directors so elected shall continue until such time as the dividend arrearage on the Series A Convertible Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series A Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the outstanding Series A Convertible Preferred Stock addressed to the chairman of the Board of Directors shall, call a special meeting of the holders of the Series A Convertible Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are then exercisable, collectively, the “Voting Group”) for the purpose of electing the directors that such holders are entitled to elect. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of at least a majority of the Series A Convertible Preferred Stock shall be required to constitute a quorum of such Series A Convertible Preferred Stock (provided that, if there is one or more series of Parity Stock upon which like voting rights have been conferred and are then exercisable, the presence in person or by proxy of the holders of at least a majority of the Voting Group shall be required to constitute a quorum of the Voting Group).

(c) In addition, for so long any shares of Series A Convertible Preferred Stock remain outstanding, unless a greater percentage shall be required by law, the affirmative vote or consent of the holders of more than 66-2/3% of the outstanding shares of Series A Convertible Preferred Stock and all other

Parity Stock having similar voting rights that are then exercisable, voting as a single class, in person or by proxy, at an annual meeting of the corporation’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of these Articles of Incorporation, including the provisions thereof establishing the Series A Convertible Preferred Stock, or bylaws if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock, or security convertible into Senior Stock. Notwithstanding the foregoing, the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock shall not require the consent of the holders of the Series A Convertible Preferred Stock, and shall not be deemed to adversely affect the powers, preferences or rights of the holders of the Series A Convertible Preferred Stock. For the avoidance of doubt, the consummation of a Reorganization Event (as defined in Section 7(h)) in accordance with these Articles of Incorporation will not in and of itself give rise to a voting right of the holders of Series A Convertible Preferred Stock.

(d) Prior to the close of business on the applicable Conversion Date, the shares of the corporation’s Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall not be deemed to be outstanding and holders of Series A Convertible Preferred Stock shall have no voting rights with respect to such shares of Common Stock by virtue of holding the Series A Convertible Preferred Stock, including the right to vote on any amendment to these Articles of Incorporation that would adversely affect the rights of Common Stock holders.

(e) The number of votes that each share of Series A Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the Liquidation Preference of such share.

14. OTHER PROVISIONS.

(a) With respect to any notice to a holder of shares of Series A Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(b) Shares of Series A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Convertible Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Virginia) have the status of authorized but unissued shares of Preferred Stock of the corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the corporation; provided that any issuance of such shares as Series A Convertible Preferred Stock must be in compliance with the terms hereof.

(c) The shares of Series A Convertible Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Series A Convertible Preferred Stock shall be given to the registered address set forth in the corporation’s records for such holder.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

(f) Holders of Series A Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the corporation.

(g) Notwithstanding any provision herein to the contrary, the corporation shall not be required to take any action, and will not take any action, in connection with any conversion of the Series A Convertible Preferred Stock (whether upon conversion at the option of holders, conversion upon Fundamental Change, Mandatory Conversion, increase in the Conversion Rate or otherwise) without complying, if applicable, with the shareholder approval rules of the NYSE or the shareholder approval rules on the national securities exchange on which the corporation’s Common Stock is then listed.

7. CERTAIN SIGNIFICANT TRANSACTIONS.

Section 1.	Vote Required for Certain Significant Transactions.

A. Higher Vote for Certain Significant Transactions.

In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article 7:

(i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Related Person (as hereinafter defined), or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a Related Person; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv) the purchase by the corporation or any Subsidiary (in one transaction or a series of transactions within a two-year period) of any outstanding shares of capital stock of the corporation which entitle the holder thereof to vote generally in the election of directors (the “Voting Stock”) in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(v) the adoption of any plan or proposal for the liquidation (partial or complete) or dissolution of the corporation proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

(vi) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person;

shall require the affirmative vote of the holders of at least 90% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Significant Transaction.” The term “Significant Transaction” as used in this Article 7 shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of paragraph A of this Section 1.

Section 2.	When Higher Vote is Not Required.

The provisions of Section 1 of this Article 7 shall not be applicable to any particular Significant Transaction, and such Significant Transaction shall require only such affirmative vote as is required by law, the bylaws of the corporation, and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

A. Approval by Continuing Directors. The Significant Transaction shall have been approved by a majority of the Continuing Directors (as hereinafter defined) then in office.

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Significant Transaction of consideration other than cash to be received per share by holders of the corporation’s Common Stock in such Significant Transaction shall be at least equal to the highest of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock acquired by it (I) within the two-year period immediately prior to the first public announcement of the proposal of the Significant Transaction (the “Announcement Date”) or (II) in the transaction in which it became a Related Person, whichever is higher;

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Related Person became a Related Person (such latter date is referred to in this Article 7 as the “Determination Date”), whichever is higher;

(c) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date as to which financial results have been published by the corporation, multiplied by the then highest price/earnings multiple (if any) of such Related Person or any of its Affiliates as customarily computed and reported in the financial community;

(d) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (B)(i)(b) of this Section 2, multiplied by a fraction the numerator of which is the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date and the denominator of which is the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Related Person acquired any shares of Common Stock; and

(e) the highest Fair Market Value per share of Common Stock in the one-year period immediately prior to the Announcement Date.

(ii) The consideration to be received by the holders of Common Stock in such Significant Transaction shall be either cash or the same type of consideration used by the Related Person in acquiring the largest portion of its holdings of Common Stock prior to the Announcement Date.

(iii) After such Related Person has become a Related Person, and prior to the consummation of such Significant Transaction: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or other similar corporate transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to so increase the annual rate is approved by a majority of the Continuing Directors; and (b) such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person.

(iv) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Significant Transaction or otherwise.

(v) A proxy or information statement describing the proposed Significant Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the consummation of such Significant Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3.	Certain Definitions.

For the Purposes of this Article 7:

A. A “person” shall mean any individual, firm, corporation or other entity.

B. “Related Person” shall mean any person (other than the corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock;

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

If two or more persons shall at any time be “Related Persons,” each Related Person whose involvement in a transaction causes it to be a Significant Transaction shall be treated as: (i) “the Related Person” for purposes of the application of the price and procedure requirements of paragraph B of Section 2 of this Article 7 to such Significant Transaction, and (ii) as “the Related Person in question” for purposes of determining whether a person is a Continuing Director with respect to such Significant Transaction.

C. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such a right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person is a Related Person pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 21, 1984.

F. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph B of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

G. “Continuing Director” means (i) any person who was a member of the board of directors of the corporation (the “Board”) as of May 1, 1984, or (ii) any member of the Board who is not affiliated with the Related Person in question and was a member of the Board prior to the time that the Related Person in question became a Related Person, or (iii) a successor of a Continuing Director who is unaffiliated with the Related Person in question and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

H. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange — Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I. In the event any Significant Transaction involves a merger in which the corporation is the surviving corporation, the phrase “consideration other than cash to be received” as used in paragraph B(i) of Section 2 of this Article 7 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

Section 4.	Miscellaneous.

A. The Continuing Directors of the corporation shall have the power and duty to determine for the purposes of this Article 7, on the basis of information known to them after reasonable inquiry, (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the assets which are the subject of any Significant Transaction have, or the consideration to be received or paid by the corporation or any Subsidiary for the issuance, transfer or purchase of any securities in any Significant Transaction has, an aggregate Fair Market Value of $1,000,000 or more, and (v) any other matter relating to the applicability or effect of this Article 7.

B. Nothing contained in this Article 7 shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

C. In the event any section, paragraph (or portion thereof) of this Article 7 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions of this Article 7 shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the corporation and its shareholders that each such remaining provision (or portion thereof) of this Article 7 remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Related Persons, notwithstanding any such finding.

8. VOTE REQUIRED FOR AMENDMENT OF ARTICLES 7 OR 8.

Any provision in these Articles of Incorporation or in the bylaws of the corporation to the contrary notwithstanding, no provision of Articles 7 or 8 of these Articles of Incorporation shall be altered, amended, supplemented or repealed by the shareholders of the corporation, and no provision of the bylaws or of these Articles of Incorporation inconsistent with any such provisions shall be adopted by the shareholders of the corporation, except by the affirmative vote of the holders of at least 90% of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for this purpose as one class, provided that an amendment the effect of which is solely to add additional minimum price or procedural requirements to those already enumerated in paragraph B of Section 2 of Article 7 may be adopted in the manner otherwise prescribed by statute for amendments to the other provisions of these Articles of Incorporation.